EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) with an effective date of June 1, 2008 (the “Effective Date”) and dated December 31, 2008 (the “Execution Date”), is by and between Teletouch Communications, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Thomas A. “Kip” Hyde, Jr., an individual residing in Fort Worth, Texas (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee desire for Employee to continue serving  the Company as its President and Chief Operating Officer; and to continue serving as the President and Chief Executive Officer of its various subsidiaries,  and

WHEREAS, the parties desire to provide that the Employee be employed by the Company under the terms of this Agreement.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Employee hereby agree as follows:

1.    Term of Employment; Office and Duties.

(a)       Commencing on the Effective Date of this Agreement (the “Employment Date”), and for an initial term ending May 31, 2011, the Company shall employ the Employee as a senior executive of the Company with the title of President and Chief Operating Officer, and President and Chief Executive Officer of its various subsidiaries, with the duties and responsibilities prescribed for such offices in the Bylaws of the Company and such additional duties and responsibilities consistent with such positions as may from time to time be assigned to the Employee by the Board of Directors.  Employee agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement. This Agreement shall automatically renew for  successive additional one (1) year terms, unless either the Company or the Employee (collectively the “Parties” or individually the “Party”) gives the other Party written advance notice of an intent not to renew the Agreement at least sixty (60) days prior to its expiration.

(b)       The Employee shall devote substantially all of his working time to the business and affairs of the Company other than during vacations of four weeks per year and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time required:  (i) for serving as a director or officer of any organization or entity not in the cellular telephone business, and any other businesses in which the Company is directly involved or becomes involved as a function of Employee’s duties; (ii) delivering lectures or fulfilling speaking engagements; or (iii) engaging in charitable and community activities, including sitting on any Boards of Directors and/or committees of such organizations related to such activities; provided, however, that such activities do not interfere with the performance of his duties hereunder.

2.        Compensation and Benefits.

For all services rendered by the Employee in any capacity during the period of Employee’s employment by the Company, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date the Employee shall be compensated as follows:

(a)       Base Salary.  The Company shall pay the Employee a fixed salary (“Base Salary”) at a rate of Three Hundred and Twenty-Five Thousand Dollars ($325,000) per year. The Board of Directors may periodically review the Employee’s Base Salary with a view to increasing such Base Salary if, in the judgment of the Board of Directors, the earnings of the Company or the services of the Employee merit such an increase.  Base Salary will be payable in accordance with the customary payroll practices of the Company.

(b)  Annual Bonus.  Employee will be entitled to receive an annual bonus (the “Annual Bonus”), payable each year no later than sixty (60) days after the end of the Company’s most recently completed fiscal year. The final determination on the total amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on mutually agreed upon performance criteria as set forth in the Annual Bonus - 2009 Performance Criteria: Hyde (the “Performance Criteria”), established with respect to the ensuing fiscal year, within sixty (60) days of the end of each fiscal year, or ninety (90) days after the start of any fiscal year (the “Performance Criteria Agreement Period”), such as the case may be. The Performance Criteria for the 2009 fiscal year shall be established and mutually agreed upon on or before the date of execution of this Agreement. In the event that the applicable Performance Criteria cannot be mutually agreed upon by the Compensation Committee and the Employee during the Performance Criteria Agreement Period, such Performance Criteria shall be established by majority vote of the Compensation Committee within no more than thirty (30) days of the end of the Performance Criteria Agreement Period, subject to the minimum Annual Bonus payment terms and conditions further described herein below. The targeted amount of the Annual Bonus shall be set by the Compensation Committee during the Performance Criteria Agreement Period in an amount up to Fifty Percent (50%), but in no event shall bonus criteria be set whereby Employee has a bonus target of less than Fifty Percent (50%) of the Executive’s base salary (“Target Bonus Amount”). The Target Bonus Amount shall be deemed earned if Employee meets the mutually agreed upon Performance Criteria. The Compensation Committee may also consider other more subjective factors in making its determination for any fiscal period. The actual Annual Bonus for any given period may be higher than or, if Employee fails to meet the Performance Criteria, lower than 50% of Employee’s base salary. Specifically, the Compensation Committee will give consideration to Performance Criteria including Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) as further defined in that certain Loan and Security Agreement entered into by and among the Company and Thermo Credit, LLC on April 30, 2008, and any modifications, exceptions, mutual releases and successors thereto), and to other traditional criteria for determining operating performance as may be mutually agreed by the parties. The Performance Criteria may be reviewed and revised from time to time during each annual period to adjust and account for periodic changes to and for the Company’s business needs, such as the case may be.

(c)       Fringe Benefits, Option Grants and Miscellaneous Employment Matters.

(i)  The Employee shall be entitled to participate in such short-term disability, health and life insurance and other fringe benefit plans or programs, including a Section 401(k) retirement plan, of the Company established from time to time by the Board of Directors, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.  Such additional benefits shall include, but not be limited to, paid sick leave, individual health insurance and personal days, all in accordance with the policies of the Company. Where possible, all waiting and eligibility periods will be waived.

(ii)   The Company will provide Employee with term life insurance in an amount equal to one million ($1,000,000.00) at no direct or indirect cost to the Employee.  A portion of said life insurance coverage may be through policies normally provided to the Company’s officers.  Employee shall have the right to designate the beneficiary of the death benefits of said life insurance.

(iii)  The Employee shall be entitled to a grant of non-qualified stock options (the “Employment Options”) on the last business day of each fiscal year in which this Agreement is in effect to purchase a minimum of 254,167 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”) with an exercise price to be determined in the manner specified in the stock option or equity incentive plan under which the grant is issued. Each annual grant of Employment Options shall be fully vested upon issuance.  The term of the Employment Option is for a period of ten (10) years from the date of grant, except that, in the event of termination without Cause or not For Good Reason, the Employment Option must be exercised with ninety (90) days of termination.

(d)       Withholding and Employment Tax.  Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

(e)       Disability.  The Company shall maintain with a reputable insurance company disability insurance providing income protection in the event of Employee’s long term disability as defined in such policy in an amount equal to at least 60% of Employee’s salary with a minimum coverage of Sixteen Thousand Two Hundred Fifty Dollars ($16,250) per month as calculated by the insurance company. In addition, Employer shall maintain with a reputable insurance company disability insurance providing additional income protection in the amount of Five Thousand Dollars ($5,000.00) per month in the event of Employee’s long term disability as defined in such policy. Such policies shall be made active by the Company within 60-Days of the Execution Date. In the event of the Employee’s Disability (as hereinafter defined), the Employee and his family shall continue to be covered by all of the Company’s life, medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for the term of such Disability (as hereinafter defined) in accordance with the terms of such plans.

(f)       Death.              The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with life insurance benefits at least as favorable to the Employee as those being provided by the Company to other senior executives of the Company.  In the event of the Employee’s death, the Employee’s family shall continue to be covered by all of the Company’s medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, effective January 1, 2009 for thirty-six (36) months following the Employee’s death in accordance with the terms of such plans.

(g)       Vacation.          Employee shall receive four (4) weeks of vacation annually, administered in accordance with the Company’s existing vacation policy.

3.        Business Expenses.

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by the Employee in connection with the performance of his duties under this Agreement, including reimbursement for attending out-of-town meetings of the Board of Directors in accordance with such procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Employee.  In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Employee.

4.        Termination of Employment.

Notwithstanding any other provision of this Agreement, Employee’s employment with the Company may be terminated upon written notice to the other Party as follows:

(a)       By the Company, in the event of the Employee’s death or Disability (as hereinafter defined) or for Cause (as hereinafter defined).  For purposes of this Agreement, “Cause” shall mean either: (i) the indictment of, or the bringing of formal charges against, Employee by a governmental authority of competent jurisdiction for charges involving criminal fraud or embezzlement; (ii) the conviction of Employee of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Employee, which act or acts constitute a felony; (iii) Employee’s continued failure to substantially perform Employee’s duties hereunder, as reasonably determined by the Board of Directors, which is not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Board of Directors specifically setting forth such failure; (iv) Employee having willfully caused the Company, without the approval of the Board of Directors, to fail to abide by either a valid material contract to which the Company is a party or the Company’s Bylaws; (v) Employee having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (vi) Employee having committed acts or omissions constituting a material breach of Employee’s duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company of such material breach; or (vii) Employee having committed acts or omissions constituting a material breach of this Agreement which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company of such material breach.  A determination that Cause exists as defined in clauses (iv), (v), (vi) or (vii) (as to this Agreement) of the preceding sentence shall be made by at least a majority of the members of the Board of Directors.  For purposes of this Agreement, “Disability” shall mean the inability of Employee, in the reasonable judgment of a physician appointed by the Board of Directors, to perform his duties of employment for the Company or any of its subsidiaries because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 120 days in any 365-day period or for any period of 90 consecutive days.  The Company shall by written notice to the Employee specify the event relied upon for termination pursuant to this Section 4(a), and Employee’s employment hereunder shall be deemed terminated as of the date of such notice.  In the event of any termination under this Subsection 4(a), the Company shall pay all amounts then due to the Employee under Section 2(a) of this Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination, and, if such termination was for Cause, the Company shall have no further obligations to Employee under this Agreement, and any and all options granted hereunder shall terminate according to their terms In the event of a termination due to Employee’s Disability or death, the Company shall comply with its obligations under Sections 2(f) and 2(g).

(b)       By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to Employee the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination) (the "Termination Payments"), when, as and if such payments would have been made in the absence of Executive’s termination, for a period of no less than a year and no more than the remaining term of this Employment Agreement.

(c)                By the Employee for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors fails to elect or reelect the Employee to, or removes the Employee from, any of the office(s) referred to in Section 1(a) absent “Cause” as defined elsewhere in this Agreement; (ii) if the Board of Directors fails to nominate Executive to serve on the Board of Directors at the first meeting of the Board of Directors following the Execution Date of this Agreement; (iii) if the scope of Employee’s duties, responsibilities, authority or position is significantly reduced (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise) provided that Employee shall act via written notice of his belief that such event has occurred within 30 days of any such diminution in the scope of his duties, responsibilities, authority or position;  or (iv) if the Company shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance; and provided that (i) the Employee provides written notice to the Company of the facts giving rise to “Good Reason” within 90 days of the initial existence of the event or events, and (ii) the Company is provided not less than 30 days to cure, and fails so to cure, and (iii) the Executive terminates employment within one year from the initial existence of the cause of Good Reason.

In the event of any termination under this Section 4(c), the Company shall, as liquidated damages or severance pay, or both, pay the Termination Payments to Employee.  Such Termination Payments shall be made on the same basis and at the same times as described in Section 4(b).

(d)       During any period in which Employee is obligated not to compete with the Company pursuant to Section 5 hereof (unless Employee was terminated for Cause in which case no benefits set forth under this section shall be due Employee), Employee and his family shall continue to be covered by the Company’s life, medical, health and death plans.  Such coverage shall be at the Company’s expense to the same extent as if Employee were still employed by the Company.  In the event of a termination pursuant to Sections 4(b) or 4(c), the Company shall provide to Employee, at the Company’s expense, outplacement services of a nature customarily provided to a senior executive.  Notwithstanding the foregoing, the obligations of the Company pursuant to this Section 4(d) shall remain in effect no longer than the term of the Termination Payments.

5.        Non-Competition.

During the period of Employee’s employment hereunder and during any period in which Employee is receiving Termination Payments, the Employee shall not, within any state or other jurisdiction in which the Employee actively provided services to the Company or any subsidiary of the Company pursuant to this Agreement, or within a one hundred (100) mile radius of any such state or jurisdiction, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any wireless communications business substantially similar to the Company’s current businesses and any businesses of the Company actively operating or contemplated as of the Execution Date of this Agreement (unless the Board of Directors shall have authorized such activity and the Company shall have consented thereto in writing).  Investments in less than five percent of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 5.  At the option of Employee, Employee’s obligations under this Section 5 arising after the termination of Employee shall be suspended during any period in which the Company fails to pay to him Termination Payments required to be paid to him pursuant to this Agreement.  The provisions of this Section 5 are subject to the provisions of Section 14 of this Agreement.

6.        Inventions and Confidential Information.

The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information.  The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries.  The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries.  The Employee acknowledges that the proprietary information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company.  By reason of his being a senior executive of the Company, the Employee has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend throughout the United States.  Therefore, subject to the provisions of Section 14 hereof, the Employee hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(i)       During the period of Employee’s employment with the Company and for an indefinite period thereafter, the Employee will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company.  Employee agrees to hold as the Company’s property all books, papers, letters, formulas, memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twenty four (24) hours of such termination or demand.

(iv)  During the period of Employee’s employment with the Company and for one (1) year thereafter, (a) the Employee will not directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employ and (b) the Employee will not directly or indirectly hire or cause to be hired or induce a third party to hire, any such employee (unless the Board of Directors shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof and (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company.

7.        Dispute Resolution.

All disputes between the Parties arising from the construction or performance of, or otherwise in connection with this Agreement, shall be finally settled by in Ft. Worth, Texas, before a panel of three arbitrators pursuant to the rules of the American Arbitration Association.  The arbitration procedure and all decisions made by the arbitral tribunal shall be kept confidential, unless the Parties expressly consent to the publication thereof in whole or in part. Unless oral hearings are requested by a party, the arbitral tribunals shall make its award on the basis of written submissions.  In the event of any proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such proceeding results in final judgment or order in favor of one of the Parties, which judgment or order is substantially inconsistent with the positions asserted by the other Party in such litigation or proceeding, the losing Party in such event shall reimburse the prevailing Party for all of its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, its reasonable attorneys’ fees and expenses.  Such payments shall be made no later than the end of the year following the year in which any such litigation or proceeding is concluded.

8.        Consolidation; Merger; Sale of Assets; Change of Control.

Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture, assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect in accordance with its terms and shall entitle the Employee and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

9.        Survival of Obligations.

Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15 and 17 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

10.       Employee’s Representations.

The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, (ii) the Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms.  The Employee hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11.       Company’s Representations.

The Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not materially conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

12.       Enforcement.

Because the Employee’s services are unique and because the Employee has access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

13.       Severability.

In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.  In furtherance and not in limitation of the foregoing, the Company and the Employee each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants, one for each county of the State of Texas and one for each and every other state, territory or jurisdiction of the United States and any foreign country set forth therein.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.  If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

14.       Entire Agreement; Amendment.

Except as otherwise set forth in this Agreement, this Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and thereof.  This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.  No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

15.       Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a)	To the Company:	(b)	To the Employee:

	Teletouch Communications, Inc.		Thomas A. “Kip” Hyde, Jr.
	5718 Airport Freeway		4455 Camp Bowie Ave.
	Fort Worth, Texas 76117		Suite 114-18
	Attn: Chairman of the Board		Fort Worth, Texas 76107
and to:

	Cozen O’Connor	Shannon, Gracey, Ratliff & Miller LLP
	1627 I. Street, N.W., Suite 1100	777 Main Street, Ste. 3800
	Washington, D.C. 20006	Fort Worth, Texas 76102
	Attn: Ralph V. De Martino, Esquire	Attn: Patrick Maher, Esquire.

and/or to such other persons and addresses as any party shall have specified in writing to the other.

16.       Assignability.

This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties.  In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

17.       Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Texas.

18.       Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

19.       Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.       Section 409A of the Internal Revenue Code.

          Notwithstanding anything in this Agreement to the contrary, for any year in which the stock of the Company is tradeable on an established securities market, and the Employee meets the requirements of Internal Revenue Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Regulations thereunder, but without regard to Internal Revenue Code Section 416(i)(5)) at any time during the 12 month period ending on the last occurring December 31st  (and is therefore a “Specified Employee”), then, to the extent required by Internal Revenue Code Section 409A, the Company shall pay any benefit which constituted “deferred compensation” under this Article no earlier than the earliest of the following:

 (1)      the expiration of the six month period (the “Deferral Period”) measured from the date of the Employee’s ‘separation from service’ under 409A; or

(2)       the date of the Employee’s death.

Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to the Employee or, if applicable, his or her beneficiary.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY:

TELETOUCH COMMUNICATIONS, INC.

By:	/s/ Robert M. McMurrey
Robert M. McMurrey,
Chairman of the Board & CEO

EMPLOYEE:

By:	/s/ Thomas A. Hyde, Jr.
Thomas A. “Kip” Hyde, Jr.
President, Chief Operating Officer